Exhibit 99.1

Digital Turbine Announces the Appointment of Holly Hess Groos to its Board of Directors

Former Verizon Media Group and Verizon Wireless CFO Brings Valuable Telecom, Ad-Tech Leadership and Financial Expertise

Austin, TX – May 5, 2021 – Digital Turbine, Inc. (Nasdaq: APPS) today announced the appointment of Holly Hess Groos to the Digital Turbine Board of Directors, effective May 4, 2021. Ms. Groos will serve as a member of the Audit Committee of the Board.

“We are excited to welcome Holly as our newest independent director,” said Rob Deutschman, Chairman of Digital Turbine. “Holly brings a wealth of highly relevant experience in the telecommunications and digital media industries, as well as considerable financial and audit-related expertise, that will be invaluable in helping Digital Turbine formulate, and execute on, its future growth strategy. Her proven leadership skills and operational experience will complement our current Board members and serve as a real asset to the Company as it looks to capitalize on the significant market opportunity in front of it.”

Ms. Groos currently serves as an external advisor for the Performance Improvement and Telecommunications practice of Bain & Company, and she has served in that position since April 2020. Prior to joining Bain & Company, Ms. Groos held a variety of senior strategic roles at Verizon, Verizon Media and Verizon Wireless. At Verizon, she was most recently responsible for managing a team of 125 while leading a $10 billion four-year Business Excellence cash cost reduction initiative by promoting increased budgetary discipline and efficiency. Previously, while at Verizon Media, Ms. Groos was responsible for the oversight of all financial functions, corporate strategy and corporate development. Prior to this role, she was Head of Internal Audit for Verizon, where she implemented robust governance processes and strict financial controls. Prior to her roles at Verizon Media, Ms. Groos displayed executive leadership capacities while serving as the Chief Financial Officer for Verizon Wireless.

"I am honored and inspired to be joining the Board at Digital Turbine,” said Holly Hess Groos. “I'm intimately appreciative of the Company’s unique platform offering, recent execution, and global market opportunity. I intend to leverage my own relevant skills and experience while working collaboratively with the Board and management team to help ensure continued execution and to help shape the evolving growth story at Digital Turbine.”

Holly Hess Groos Background

Ms. Groos currently serves as an external advisor for the Performance Improvement and Telecommunications practice of Bain & Company, and has served in that position since April 2020. From 1990 to March 2020, Ms. Groos served in senior financial roles within Verizon, including Senior Vice President of Business Excellence and Zero Based Budgeting of Verizon from 2018 to March 2020, Senior Vice President and Chief Financial Officer of Verizon Media (AOL and Yahoo!) from 2015 to 2018, Senior Vice President and Chief Financial Officer of Verizon Wireless from 2013 to 2015, and Senior Vice President positions as head of Operational Excellence, head of Internal Audit and Treasurer.

Digital Turbine Announces the Appointment of Holly Hess Groos to its Board of Directors

May 5, 2021

About Digital Turbine, Inc.

Digital Turbine simplifies content discovery and delivers relevant content directly to consumer devices. The Company’s on-demand media platform powers frictionless app and content discovery, user acquisition and engagement, operational efficiency and monetization opportunities. Digital Turbine’s technology platform has been adopted by more than 40 mobile operators and OEMs worldwide, and has delivered more than three billion app preloads for tens of thousands of advertising campaigns. The Company is headquartered in Austin, Texas, with global offices in Arlington, Durham, Mumbai, San Francisco, Singapore and Tel Aviv. For additional information visit www.digitalturbine.com.

Investor Relations Contacts:

Brian Bartholomew
Digital Turbine
brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.